SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                   FORM 8-K

                                CURRENT REPORT

                        Pursuant to Section 13 or 15(d)
                    of The Securities Exchange Act of 1934


Date of report (date of earliest event reported):  September 25, 1997



                            THE WARNACO GROUP, INC.
            (Exact name of registrant as specified in its charter)


      Delaware                      1-4715                    95-4032739
  (State or other                (Commission                 (IRS Employer
  jurisdiction of                File Number)             Identification No.)
   incorporation


                90 Park Avenue
              New York, New York                            10016
   (Address of Principal Executive Offices)               (Zip Code)


Registrant's telephone number, including area code: (212) 661-1300


(Former name or former address, if changed since last report):




Exhibit Index Appears on Page 6.                            Page 1 of 92 pages

ITEM 5.    Other Events


     On September 25, 1997, The Warnaco Group, Inc., a Delaware corporation ("Warnaco"), WAC Acquisition Corporation, a Delaware corporation and direct wholly owned subsidiary of Warnaco ("Merger Subsidiary"), and Designer Holdings Ltd., a Delaware corporation ("DSH"), entered into an Agreement and Plan of Merger (the "Merger Agreement"). Pursuant to the Merger Agreement and subject to the terms and conditions set forth therein, Merger Subsidiary will be merged with and into DSH (the "Merger") with DSH to be the surviving corporation in the Merger. At the Effective Time of the Merger (as defined in the Merger Agreement), each issued and outstanding share of common stock, par value $0.01 per share, of DSH (the "DSH Common Stock"), other than shares of DSH Common Stock owned, directly or indirectly, by DSH or any wholly owned subsidiary of DSH or held by DSH as treasury shares or owned by Warnaco or any wholly owned subsidiary of Warnaco, will be converted into the right to receive from Warnaco .324 of a fully paid and nonassessable share (the "Exchange Ratio") of Class A Common Stock, par value $0.01 per share, of Warnaco ("Warnaco Class A Common Stock"). Based upon the average closing price for Warnaco Class A Common Stock on the New York Stock Exchange for the eight trading days preceding the execution of the Merger Agreement, the value of the consideration to DSH's stockholders is approximately $11 per share of DSH Common Stock.

     In connection with the Merger, Warnaco has entered into a Stock Exchange Agreement (the "Exchange Agreement") with New Rio, L.L.C., a Delaware limited liability company (the "Stockholder"), and the members of the Stockholder signatory thereto, dated as of September 25, 1997. Pursuant to the Exchange Agreement, the Stockholder has agreed to exchange all of the outstanding shares of DSH Common Stock owned by it for shares of Warnaco Class A Common Stock in accordance with the Exchange Ratio, subject to the expiration or early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and certain other customary conditions. As of September 25, 1997, the Stockholder was the record owner of 16,483,868 shares of DSH Common Stock, representing 51.3% of the outstanding shares of DSH.

     Under the Exchange Agreement, the Stockholder is required to vote at any meeting of the stockholders of DSH (i) in favor of the Merger, the adoption of the Merger Agreement, and all other transactions contemplated thereby, (ii) against any action that would result in a violation by DSH of the Merger Agreement, (iii) against any extraordinary corporate transaction of DSH or any action which could materially adversely affect DSH or that would result in a change in a majority of the Board of Directors of DSH or that would result in a change in any of DSH's governing documents or otherwise materially adversely affect the benefits to Warnaco of the Merger and the Exchange Agreement.

     Under the Exchange Agreement, the Stockholder and the Members have agreed, among other things, not to (i) offer for sale, sell (including short sales), transfer, tender, pledge, encumber, assign or otherwise dispose of (including by gift) or enter into any contract, option or other arrangement or understanding (including any profit-sharing arrangement) with respect to or consent to the offer for sale, sale, transfer, tender, pledge, encumbrance, assignment or other disposition of, any or all of the shares of DSH Common
Stock or any interest therein; (ii) grant any proxy or power of attorney, deposit any such shares into a voting trust or enter into any other voting arrangement with respect to any such shares; (iii) initiate or participate in a solicitation of proxies with respect to the Warnaco Class A Common Stock, other than in connection with the Merger, or (iv) take certain other actions in connection with the foregoing.

     Consummation of the Merger is subject to approval by stockholders of DSH and, to the extent required by applicable regulations of the New York Stock Exchange, Warnaco, the expiration or early termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and certain other customary closing conditions.

     Copies of the Merger Agreement and the Exchange Agreement are attached hereto as Exhibits 2.1 and 2.2, respectively. The foregoing descriptions of the Merger Agreement and the Exchange Agreement are qualified in their entirety by reference to the full text of such exhibits. A joint press release announcing the transaction was issued on September 25, 1997. The information contained in the press release is incorporated herein by reference. The press release is attached hereto as Exhibit 99.1.

ITEM 7.  Financial Statements and Exhibits

(c)  Exhibits


Exhibit No.         Description
-----------         -----------

2.1 Agreement and Plan of Merger by and among The Warnaco Group, Inc., WAC Acquisition Corporation and Designer Holdings Ltd., dated as of September 25, 1997.

2.2 Stock Exchange Agreement by and among The Warnaco Group, Inc., New Rio, L.L.C., and the Members of New Rio, L.L.C. signatory thereto, dated as of September 25, 1997.

99.1           Joint Press Release dated September 25, 1997.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                          THE WARNACO GROUP, INC.


                          By:   /s/  Stanley P. Silverstein
                               ------------------------------------------
                                Its:  Vice President, General Counsel and
                                      Secretary


Date:  October 1, 1997

                                 EXHIBIT INDEX


Exhibit No.         Description                                   Page No.
-----------         -----------                                   --------

2.1       Agreement and Plan of Merger by and among The Warnaco        7
          Group, Inc., WAC Acquisition Corporation and Designer
          Holdings Ltd., dated as of September 25, 1997.

2.2       Stock Exchange Agreement by and among The Warnaco            64
          Group, Inc., New Rio, L.L.C., and the Members of New
          Rio, L.L.C. signatory thereto, dated as of September 25, 1997.

99.1      Joint Press Release dated September 25, 1997.                89